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            [LETTERHEAD OF JEFFERSON PILOT FINANCIAL APPEARS HERE]



                                        December 1, 1998


Jefferson Pilot Financial Insurance Company
One Granite Place
Concord, New Hampshire 03301


RE:  JPF SEPARATE ACCOUNT C
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Gentlemen:


This opinion is furnished in connection with the filing by Jefferson Pilot Financial Insurance Company ("JP Financial") of a Registration Statement on Form S-6 under the Securities Act of 1933 (the "Act") of interests in JPF Separate Account C (the "Separate Account") under Ensemble Survivorship Life, its survivorship flexible premium variable life insurance policy (the "Policy").

I am familiar with the terms of the Policies and the Registration Statement and Exhibits hereto. I have also examined all such corporate records of JP Financial and such other documents and laws as I considered appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. JP Financial is a corporation duly organized and validly existing under the laws of the State of New Hampshire.

     2. The Separate Account is a separate account of JP Financial validly existing pursuant to the New Hampshire Revised Statutes Annotated and the regulations issued thereunder, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Policy, credited to or charged against the Separate Account without regard to other income, gains or losses of JP Financial.
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  Jefferson Pilot Financial Insurance Company
  Page Two
  December 1, 1998


     3. Assets allocated to the Separate Account will be owned by JP Financial; JP Financial is not a trustee with respect thereto. The Policy provides that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business JP Financial may conduct. JP Financial reserves the right to transfer assets of the Separated Account in excess of such reserves and other Policy liabilities to its General Account.

     4. The Policy (including any units duly credited thereunder) have been duly authorized by JP Financial and when issued and sold in jurisdictions that have approved the policy form for sale in accordance with the insurance law of that jurisdiction, each Policy (including any such units) will constitute validly issued and binding obligations of JP Financial in accordance with its terms. Purchasers of the Policy are subject only to the deductions, charges and fees set forth in the Prospectus.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement of the Separate Account filed under the Act.

                                      Sincerely,

                                      /s/ Charlene Grant


                                      Charlene Grant
                                      Assistant Counsel